Exhibit 99.2
For Immediate Release
Crumbs Bake Shop, Inc. Names Julian R. Geiger as New President and
Chief Executive Officer
Co-Founder Jason Bauer to Become Senior Vice President of Business Development
New York, New York, November 14, 2011 — Crumbs Bake Shop, Inc. (the “Company”) (NASDAQ: CRMB) (formerly known as 57th Street General Acquisition Corp.), a national neighborhood bakery and the largest U.S.-based cupcake specialty store chain, named Julian R. Geiger as the Company’s new President and Chief Executive Officer, effective today. Jason Bauer, who co-founded the Company’s operating subsidiary, Crumbs Holdings, LLC (“Crumbs”) and served as its President and Chief Executive Officer since 2003, will become Senior Vice President of Business Development.
A member of the Company’s Board of Directors since May 2011, Mr. Geiger also currently serves as Chairman of the Board of Directors of Aeropostale Inc., a mall-based, specialty retailer of casual apparel and accessories. From 1998 to 2010, Mr. Geiger served as Chief Executive Officer and Chairman of Aeropostale, which grew from about 110 stores in North America to over 900 stores during that period.
Jason Bauer stated, “Since co-founding Crumbs with my wife Mia in 2003, we always knew that Crumbs would reach a point at which we would want to recruit a leader with proven skills and success in leading an expanding retail business. As we are currently operating 45 stores, I believe that now is the time for such a change. The entire Board joins Mia and me in welcoming Julian to the Crumbs family. ”
Julian Geiger, President and Chief Executive Officer said, “I am pleased to be joining Crumbs at this stage of its development. I look forward to meeting the entire Crumbs team, to understanding the opportunities for growth, and to contributing to the expansion of this exciting brand.”
About Crumbs Bake Shop, Inc.
The first Crumbs Bake Shop opened its doors in March 2003 on the Upper West Side of Manhattan, New York, by co-founders Mia and Jason Bauer. The design of Crumbs Bake Shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment with wall-to-wall treats. Ranked the largest retailer of cupcakes nationwide and one of Inc. Magazine’s 10 Breakout Companies of 2010, Crumbs currently has 45 locations, including 31 locations in the New York Metro area, 6 locations on the West Coast, 3 locations in Washington, D.C., 1 location in Virginia and 4 locations in Illinois. The specialty of the house is cupcakes; however, the menu also includes an irresistible blend of comfort-oriented classics and elegant baked goods. There are more than 60 varieties of cupcakes baked fresh daily with a new cupcake of the week debuting each Monday.
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Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR
IR@crumbs.com / 646-545-4702